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                                                                  EXHIBIT 10(p)

                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT made effective February 15, 2001 by and between HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation, with its principal office at the Huntington Center, 41 South High Street, Columbus, OH 43287 ("Huntington") and THOMAS E. HOAGLIN, residing at 209 Bent Pine Trace, Hendersonville, North Carolina 28739 ("Executive").

                                R E C I T A L S:
                                 - - - - - - - -

         WHEREAS, Executive desires to be employed by Huntington as President and Chief Executive Officer of Huntington;

         WHEREAS, Huntington desires to employ Executive and secure for itself the services of Executive upon the terms and conditions specified herein; and

                               A G R E E M E N T:
                                - - - - - - - - -

         NOW, THEREFORE, in consideration of such employment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

         I. Employment Duties and Term.
            --------------------------

                  A. Executive shall perform such duties as Huntington through its Board of Directors from time to time shall determine; provided, however, that such duties shall be comparable to those ordinarily expected of the President and Chief Executive Officer of Huntington. Executive shall devote substantially all of his time and effort to the performance of such duties. Executive shall serve as an officer of Huntington and as an officer of any of its affiliate corporations, and as a director of Huntington and any of its affiliates if duly elected at any time or times during the term of this Agreement.

                  B. Executive's employment and the initial term of this Agreement shall be for a period commencing on February 15, 2001 ("Commencement Date"), and ending on February 14, 2004 ("Termination Date"), unless terminated at an earlier date pursuant to an event described in Section III of this Agreement (referred to hereafter as the "employment period"). After the initial term, this Agreement shall be automatically renewed on February 15, 2004 for a term of five (5) years and, if not terminated as provided herein, every five (5) years thereafter unless either party gives the other party written notice at least 60 days prior to the Termination Date of such party's intent not to renew the Agreement. During each subsequent renewal term, the Termination Date, as used herein, shall be the day following the fifth anniversary of the day on which the renewal term begins.

         II. Compensation.
             ------------

         Huntington agrees to pay to Executive and Executive agrees to accept the following amounts as compensation in full for his services in any capacity hereunder, including services as an officer, director or member of any committee or in the performance of other like duties assigned to him by the Board of Directors of Huntington.





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                  A. BASE COMPENSATION. During the initial three years of the employment period, Huntington shall pay to Executive a base annual salary in the amount of $800,000, payable in bi-weekly installments plus such increased base annual compensation that the Board of Directors of Huntington may authorize as provided herein (the "Minimum Annual Base Salary"). The compensation of Executive shall be reviewed in good faith by both parties no less often than every fifteen (15) months during the initial and renewal terms and may be increased by mutual consent, but in no event shall the annual base salary be less than the Minimum Annual Base Salary described above.

                  B. PARTICIPATION IN HUNTINGTON'S INCENTIVE COMPENSATION PLANS. Executive will participate in Huntington's Management Incentive Plan and Huntington's Long-Term Incentive Plan, as in effect on the date hereof, as well as any amended and restated or successor plans (such plans shall be referred to hereinafter as the "Incentive Compensation Plans"). Notwithstanding any contrary terms of such Incentive Compensation Plans, Executive will be entitled to the following adjustment to the Incentive Compensation Plans for 2001: in the case of the Management Incentive Plan, the minimum pay-out will be at least the Target Percentage (60% of Minimum Annual Base Salary) if actual performance is lower; and in the case of the Long Term Incentive Plan, for purposes of the cycle that began in 2000 and will end in 2002, Huntington's return on average equity for 2001 will be presumed to equal the target 50th percentile of the Pacesetter Banks' performance if Huntington's return on average equity is less than the 50th percentile of the Pacesetter Banks' performance. In determining the awards under both Incentive Compensation Plans, Executive's pay-out determined above will be prorated to reflect the percentage of time during the applicable cycle that Executive was employed by Huntington.

                  C. PARTICIPATION IN RETIREMENT PLAN AND RIGHTS UNDER OTHER AGREEMENTS. Executive shall be entitled to certain rights and benefits as in effect on the date hereof under a) the Huntington Investment and Tax Savings Plan (the "Stock Plan"), b) the Huntington Supplemental Stock Purchase and Tax Savings Plan (the "Supplemental Stock Plan") c) Huntington Bancshares Retirement Plan (the "Qualified Plan"), d) Huntington Bancshares Supplemental Retirement Income Plan (the "SRIP") and e) the 1994 Stock Option Plan or any successor or additional stock option plans (the "Stock Option Plans"). Executive's rights and benefits under such plans shall continue in effect and shall not in any manner be altered or affected by this Agreement other than any increase in benefits as a result of the terms of this Agreement. Notwithstanding any other provision contained in the Stock Option Plan, in the event Executive's employment is terminated for any reason, he shall have a period of not less than ninety (90) days in which to exercise any stock option provided pursuant to the Stock Option Plan, provided, however, that the period during which such options can be exercised will be such longer period if provided under the terms of such Stock Option Plan or subsequent agreement between the parties.

                  D. OTHER FRINGE BENEFITS. In addition to the benefits provided for in subsections (B) and (C) of this Section II, Executive shall receive and enjoy other fringe benefits, including without limitation participation in or coverage under: transition pay plan, health care insurance (including any health care and dependent care flexible spending account plan), long term and short term disability insurance, group life insurance, business travel insurance, employee assistance plan, Section 125 premium only cafeteria plan and tuition reimbursement plan, paid vacations, use of a corporate automobile and all reasonable maintenance and service costs associated therewith, financial consulting and tax return preparation allowance of 2% of Minimum Annual Base Salary, paid reserved parking, paid initiation fees for memberships in country clubs and luncheon clubs (with Executive responsible for regular dues and assessments), and payment of dues in those professional organizations designated by Executive. All such fringe benefits shall be comparable in scope and amount with Executive's status as Chief Executive Officer and with those fringe benefits accorded prior chief executive officers of Huntington. In addition, Executive shall be entitled to reimbursement for all out-of-pocket expenses incurred by Executive in the performance of his duties hereunder; provided that such reimbursement shall be in accordance with Huntington's then existing policy regarding the same.





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                  E. PARTICIPATION IN FUTURE COMPENSATION, RETIREMENT, AND
FRINGE BENEFIT PLANS. In addition to the benefits provided for in subsections
(B), (C), and (D) of this Section II, Executive shall participate in and shall also receive and enjoy such other compensation, retirement, or fringe benefits which are now or in the future made available to executives of Huntington.

                  F. DISCONTINUANCE OF FRINGE BENEFITS. If at any time prior to the termination of Executive's employment in accordance with the terms of this Agreement, Huntington shall for any reason discontinue or cause a material reduction in retirement or fringe benefits specified in subsections (C), (D) or
(E) of this Section II, Huntington shall thereupon immediately, at its expense, provide Executive with individual coverage or benefits comparable to (and not less beneficial than) the benefits in existence prior to such discontinuance or material reduction until termination of this Agreement.

                  G. DEFERRED COMPENSATION. Huntington agrees that, if requested by Executive, it will enter into an unfunded deferred compensation agreement acceptable to Executive providing for the deferral at the election of Executive of certain compensation payable to Executive.

                  H. SECURITY. Corporate officers in positions similar to that occupied by Executive have by virtue of their position in the recent past been the target of kidnapping, burglary, robbery, extortion, hostage, hijacking and other threats to the health, life, safety and property of similarly situated officers. In order to reduce the risk of harm to Executive, Executive shall be entitled to receive from time to time, if and whenever Executive, Huntington's Director of Security and, to the extent utilized by Huntington, any independent security consultant determine, at Huntington's expense, security services and protection as they determine to be appropriate under the circumstances. Such security services may include, but not by way of limitation: (a) at Executive's customary residences, dedicated phone lines for audio, data and alarm transmission, fire, smoke, intrusion detection and alarm systems and devices, perimeter protection, including fences, gates and camera; and (b) the employment of one or more personal security escorts. In addition, to the extent feasible, Executive and Executive's spouse, when accompanied by Executive, shall be required to utilize corporate owned or leased secure aircraft for all air travel.

                  I. ADDITIONAL BENEFITS. Upon execution of this Agreement, Executive will receive a payment of $250,000.00, gross. Executive will be granted stock options on 400,000 shares, effective February 21, 2001. The options for 200,000 shares will be vested immediately upon grant, and the remaining options will vest on February 21, 2002.

         III. Termination.
              -----------

                  A. DISABILITY. If during the term of this Agreement Executive shall be unable to perform substantially his duties hereunder because of illness or other incapacity (referred to hereafter as "Disability"), and such Disability shall continue for a period of more than six (6) consecutive months in any twelve month period, Huntington shall thereafter have the right, on not less than forty-five (45) days written notice to Executive, to terminate this Agreement, in which case the date of termination shall be not less than the forty-fifth (45th) day following the date of written notice. In such event, in addition to any other benefits to which Executive would be entitled, Huntington shall be obligated to pay Executive his full compensation pursuant to Sections II (A) and (B) hereof up to the date of termination; thereafter Huntington shall be obligated to pay Executive an amount equal to two-thirds (2/3) of the base salary pursuant to Section II(A) hereof less any benefits which Executive receives during such period from any disability insurance program which Huntington may provide Executive. The compensation provided under this paragraph shall continue for the full period of Disability or until the Termination Date, whichever first occurs.







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         A determination of Disability shall be subject to the certification of a qualified medical doctor agreed to by Huntington and Executive or, in the event of Executive's incapacity to designate a qualified medical doctor, by Executive's legal representative. If Huntington and Executive fail to agree upon a qualified medical doctor, each party shall nominate a qualified medical doctor and the two doctors shall select a third doctor, who shall make the determination as to Disability.

         Executive's compensation and benefits described in Section II shall be reinstated in full upon his return to employment and the discharge of his full duties hereunder.

                  B. DEATH. In the event of Executive's death during his employment hereunder, in addition to any other benefits to which any person would be entitled upon Executive's death, his bi-weekly compensation under
Section II(A) shall continue until the last day of the sixth full calendar month following the month in which his death occurs. Compensation to which Executive is entitled pursuant to Section II(B) hereof shall be paid pursuant to the terms of Huntington's Incentive Compensation Plans. Executive's compensation for the period following his death shall be paid to the beneficiary indicated on the Beneficiary Designation attached hereto as Exhibit A.

                  C. VOLUNTARY TERMINATION. Except as provided for in Section III(E) or in the Executive Agreement dated February 15, 2001, between Executive and Huntington (the "Executive Agreement") a copy of which is attached hereto as Exhibit B, and except as provided in any amended and restated or successor agreement, in the event Executive voluntarily terminates his employment, he shall cease to receive compensation as of the date of termination of his employment, except that to which he is then entitled pursuant to Huntington's Incentive Compensation Plans.

                  D. TERMINATION FOR CAUSE. In the event that the Board of Directors determines that Executive's employment pursuant to this Agreement should be terminated for cause, Executive shall be entitled: (a) to receive the compensation to which he is entitled pursuant to Huntington's Incentive Compensation Plans, and (b) to continue to receive as severance pay the bi-weekly installments as described in Section II(A) for three (3) full calendar months following the date of termination. "Cause" means fraud, embezzlement, gross negligence, or willful misconduct by Executive in the performance of his duties or a material default by Executive of his duties hereunder. For purposes of this paragraph, no act or failure to act on Executive's part shall be considered "willful" unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interest of Huntington. If Huntington decides to terminate this Agreement as provided in this Section, Huntington will give Executive 60 days advance written notice of its intention to terminate this Agreement. If, within such 60-day period Executive notifies Huntington that a dispute exists concerning the termination, the termination of this Agreement will occur on the earlier of the Termination Date or the date the dispute is finally determined by agreement of the parties or by a court of competent jurisdiction.

                  E. TERMINATION WITHOUT CAUSE. In the event that the employment of Executive shall be terminated: (a) by the Board of Directors without cause, or (b) during the initial term, by Executive for Good Reason, Executive or his designated beneficiary, shall be entitled to his Minimum Annual Base Salary, participation in the Incentive Compensation Plans at not less than the target levels (i.e., 60% under Management Incentive Plans and 62.5% under Long-Term Incentive Plan) if actual performance is lower, retirement and fringe benefits all as provided in accordance with Section II herein (a) until the Termination Date or (b) during the initial term, if longer, for two years after such termination. For the purpose of this Agreement, "Good Reason" shall mean: (a) the withholding from Executive of the authority, duties, responsibilities and status which are consistent with Executive's position as the President and Chief Executive Officer of Huntington and its principal subsidiary The Huntington National Bank; (b) the removal of Executive from the Board of Directors of Huntington or The Huntington National Bank; or (c) the breach of this Agreement by Huntington.





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                  F. CHANGE OF CONTROL. In the event that Huntington shall have undergone a Change of Control, in lieu of any compensation otherwise provided under this Agreement, Executive shall be entitled to the benefits described in the Executive Agreement upon the termination of his employment, either voluntarily by Executive or by Huntington for any reason except Executive's Disability or death. For purposes of this Agreement "Change of Control" shall have the meaning defined in the Executive Agreement.

                  G. MITIGATION. In the event Executive's employment terminates as a result of a Disability as set forth in Section III(A) herein, Executive voluntarily terminates his employment, as set forth in Section III(C) herein, Executive's employment pursuant to this Agreement is terminated for cause, as set forth in Section III(E) herein, or Executive is terminated pursuant to a Change of Control, as set forth in Section III(F) herein, Executive shall have no duty to mitigate his damages by seeking other Employment, and Huntington shall not be entitled to set off against amounts payable hereunder any compensation which he may receive from future employment.

                  H. MOVING EXPENSES AND HEALTH CARE. Notwithstanding any other provisions of this Agreement or any other Agreement between Executive and Huntington, in the event that Executive's employment hereunder terminates during the initial term of this Agreement other than as a result of a voluntary termination by Executive, Huntington will provide Executive the following additional benefits: (a) health insurance coverage to Executive and his spouse, if any, which is comparable in terms of coverage, deductibles, co-payments and costs as the health care coverage provided to Executive during Executive's employment with Huntington until such time as Executive is entitled to health care coverage under Medicare or other comparable program; and (b) reimbursement of moving and incidental expenses incurred by Executive within twelve months following such termination to relocate his principal place of residence from Columbus, Ohio, provided that the maximum amount of such reimbursement will not exceed $100,000.

         IV. Executive's Rights Under Certain Plans.
             --------------------------------------

         Notwithstanding anything contained herein, Huntington agrees that the benefits provided to Executive herein are not in lieu of any rights and privileges to which Executive may be entitled as an employee of Huntington under any retirement, pension, insurance, hospitalization, or other plan which may now or hereafter be in effect, it being understood that, except to the extent currently provided in such plans, Executive shall have the same rights and privileges to participate in such plans or benefits as any other employee of Huntington.

         If Executive shall be entitled to participate in any retirement or fringe benefit plan pursuant to the terms of this Agreement after the cessation of his employment and if the terms of any such retirement or fringe benefit plan do not permit continued participation by Executive after termination of employment, then Huntington will arrange for other coverage at Huntington's expense providing substantially similar benefits in a manner which is tax neutral to Executive.

         If continued participation in any retirement plan is not permitted by law or the terms of the plan, Huntington shall pay to Executive or, if applicable, his beneficiary, a supplemental benefit equal to the value on the date of termination of employment of the excess of (a) the after-tax benefit Executive would have been paid under such plan if he had continued to be covered as if Executive had earned compensation described under Section II above and had made contributions sufficient to earn the maximum matching contribution, if any, under such plan (less any amounts he would have been required to contribute), over (b) the after-tax benefit actually payable to or on behalf of the Executive under such plan. For purposes of determining the benefit under (a) in the preceding sentence, contributions deemed to be made under a defined contribution plan will be deemed to be invested in the same manner as






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Executive's account under such plan at the time of termination of employment.
Huntington shall pay such supplemental benefits (if any) in a lump sum within 60 days of the termination of employment.

         V. Confidential Information.
            ------------------------

         Executive agrees to receive Confidential Information (defined below) of Huntington in confidence, and not to disclose to others, assist others in the application of, or use for his own gain, such information, or any part thereof, unless and until it has become public knowledge or has come into the possession of such other or others by legal and equitable means and other than as a result of disclosure by Executive. Executive further agrees that, upon termination of his employment with Huntington, all documents, records, notebooks, and similar repositories containing Confidential Information, including copies thereof, then in Executive's possession, whether prepared by him or others, will be left with Huntington. For purposes of this Section V, "Confidential Information" means information disclosed to Executive or known by Huntington, not generally known in the business in which Huntington is or may become engaged, including, but not limited to, information about Huntington's services, trade secrets, financial information, customer lists, books, records, memoranda, and other proprietary information of Huntington.

         Executive further agrees that during the employment period he will devote substantially all of his time and effort to the performance of his duties hereunder and will refrain from engaging on his own behalf or on the behalf of a third party in any line of activities or business in which Huntington is or may become engaged.

         VI. Place of Performance.
             --------------------

         In connection with his employment by Huntington, Executive shall not be required to relocate or transfer his principal residence and shall not be required to perform services which would make the continuance of his principal residence in Columbus, Ohio, unreasonably difficult or inconvenient for him. Huntington shall give Executive at least three months' advance notice of any relocation of its principal executive offices to a location more than fifty miles from Executive's principal residence in Columbus, Ohio. In the event that Executive shall thereupon elect to relocate his principal residence within fifty miles of the principal executive offices of Huntington, Huntington shall promptly pay (or reimburse Executive for) all reasonable relocation expenses incurred by Executive relating to a change of his principal residence in connection with any such relocation of Huntington's principal executive offices. In the event that Executive shall not relocate his principal residence, he shall make himself available for performance in Columbus, Ohio, of the services described in Section I herein.

         VII. Successors.
              ----------

                  A. This Agreement shall inure to the benefit of and be binding upon Huntington, its successors and assigns, including without limitation, any person, partnership, or corporation which may acquire voting control of Huntington or all or substantially all of the Huntington's assets and business, or which may be a party to any consolidation, merger, or other transaction that results in a Change of Control of Huntington.

                  B. This Agreement shall also inure to the benefit of and be binding on Executive, his heirs, successors, and legal representatives.





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         VIII. COBRA Continuation Coverage.
               ---------------------------

         Notwithstanding any provision of this Agreement to the contrary, in the event of any qualifying event, as defined in Section 4980B of the Internal Revenue Code (the "Code"), Executive and his qualifying beneficiaries shall be entitled to continuation of health care coverage, as provided under Section 4980B of the Code. The foregoing is intended as a statement of Executive's continuation coverage rights and is in no way intended to limit any greater rights of Executive or his qualified beneficiaries under this Agreement. If a greater benefit is available to Executive or his qualifying beneficiaries under this Agreement or otherwise, Executive or his qualified beneficiaries may forego continuation coverage and elect instead such greater benefit.

         IX. Indemnification.
             ---------------

         Huntington, as provided for in its Articles of Association, shall indemnify Executive to the full extent of the general laws of the State of Maryland, now or hereafter in force, including the advance of expenses under procedures provided by such laws.

         X. Savings Clause.
            -----------------------

         If any payments otherwise payable to the Executive under this Agreement are prohibited or limited by any statute or regulation in effect at the time the payments would otherwise be payable, including, without limitation, any regulation issued by the Federal Deposit Insurance Company (the "FDIC") that limits executive change of control payments that can be made by an FDIC insured institution or its holding company if the institution is financially troubled (any such limiting statute or regulation a "Limiting Rule"):

                  (A) Huntington will use its best efforts to obtain the consent of the appropriate governmental agency (whether the FDIC or any other agency) to the payment by Huntington to the Executive of the maximum amount that is permitted (up to the amounts that would be due to the Executive absent the Limiting Rule); and

                  (B) the Executive will be entitled to elect to have apply, and therefore to receive benefits directly under, either (a) this Agreement (as limited by the Limiting Rule) or (b) any generally applicable Huntington severance, separation pay, and/or salary continuation plan that may be in effect at the time of the Executive's termination.

         Following any such election, the Executive will be entitled to receive benefits under this agreement or plan elected only if and to the extent the agreement or plan is applicable and subject to its specific terms.

         XI. Applicable Law.
             --------------

         This Agreement shall be governed in all respects by the laws of the State of Ohio.

         XII. Notices.
              -------

         All notices under this Agreement shall be in writing, and will be duly sent if sent by registered or certified mail to the respective parties' addresses shown hereinabove, or such other addresses as the parties may hereafter designate in writing for such purpose.





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         XIII. Assignment.
               ----------

         Except as expressly provided herein, neither this Agreement nor any rights, benefits, or obligations hereunder may be assigned by Huntington or Executive without the prior written consent of the other.

         XIV. Waiver.
              -------

         The failure by a party to exercise or enforce any of the terms or conditions of this Agreement will not constitute or be deemed a waiver of that party's rights hereunder to enforce each and every term of this Agreement. The failure by a party to insist upon strict performance of any of the terms and provisions herein will not be deemed a waiver of any subsequent default in the terms or provisions herein.

         XV. Rights and Remedies Cumulative.
             ------------------------------

         All rights and remedies of the parties hereunder are cumulative.

         XVI. Divisibility.
              -------------

         The provisions of this Agreement are divisible. If any such provision shall be deemed invalid or unenforceable, it shall not affect the applicability or validity of any other provision of this Agreement, and if any such provision shall be deemed invalid or unenforceable as to any periods of time, territory, or business activities, such provision shall be deemed limited to the extent necessary to render it valid and enforceable.

         XVII. Captions and Titles.
               -------------------

         Captions and titles have been used in this Agreement only for convenience and in no way define, limit, or describe the meaning of any Article or any part thereof.

         XVIII. Capitalized Terms.
                -----------------

         Capitalized terms not otherwise defined herein have the meaning given in the Executive Agreement.

IN WITNESS WHEREOF, the parties have signed this Agreement which is effective immediately on the date and year first above written.

ATTEST                                       Huntington Bancshares Incorporated

/s/ Richard A. Cheap                         By:  /s/ Frank Wobst
----------------------------                      -----------------------------
Richard A. Cheap, Secretary                       Frank Wobst
                                                  Chairman of the Board

                                                  /s/ Thomas E. Hoaglin
                                                  ------------------------------
                                                  Thomas E. Hoaglin





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